Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Avnet, Inc.:

We consent to the use of our report with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated August 16, 2017, on the effectiveness of internal control over financial reporting as of July 1, 2017, contains an explanatory paragraph that states the Company acquired Premier Farnell Plc (PF) on October 17, 2016. Management excluded PF from its assessment of the effectiveness of the Company’s internal control over financial reporting as of July 1, 2017. PF represented approximately 15% of the Company’s total consolidated assets as of July 1, 2017, and approximately 5% of the Company’s total consolidated sales for the fiscal year ended July 1, 2017. Our audit of internal control over financial reporting of Avnet also excluded an evaluation of the internal control over financial reporting of PF.

/s/ KPMG LLP

Phoenix, Arizona

August 23, 2017